UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                     WASHINGTON, D.C. 20549
                                          FORM 5


ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
(X) Check box if no longer subject to Section 16.

Form 4 or Form 5 obligations may continue. See Instructions 1(b).

( ) Form 3 Holdings Reported
(X) Form 4 Transactions Reported

1. Name and Address of Reporting Person


   AUBIS, LLC
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   (Last)            (First)            (Middle)

  171 Village Parkway, Building 8
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                     (Street)

  Marietta              Georgia         30067
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   (City)               (State)         (Zip)


2. Issuer Name and Ticker or Trading Symbol

     HALIS, Inc. (HLIS)

3. IRS or Social Security Number of Reporting Person (Voluntary)


4. Statement for Month/Year

   December 1997

5. If Amendment, Date of Original (Month/Year)

   __________________________________________________________________

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

    Chairman
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7. Individual or Joint/Group Reporting (Check Applicable Line)

   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock                  5/19/  J4     129,111          (D)  N/A        --                  --     --
                               97    <F1>

Common Stock                 12/17/  J4   9,870,889          (D)  N/A        -0-                 --     --
                               97    <F2>
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|

___________________________________________________________________________________________________________________________________|

Explanation of Responses:

<F1>  AUBIS, LLC delivered 129,111 shares of common stock of the Issuer to three creditors in satisfaction of amounts owed to each creditor.

<F2>  On 12/17/97, AUBIS, LLC distributed 10,000 shares of common stock of the Issuer to a creditor in satisfaction of amounts due to the creditor. On 12/17/97, AUBIS, LLC also distributed 9,860,889 shares of the common stock of the Issuer to its members as part of the dissolution of AUBIS, LLC.

SIGNATURE OF REPORTING PERSON


 /s/ Paul W. Harrison                              2/16/98
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Paul W. Harrison, President,                        Date
  on behalf of AUBIS, LLC
Signature of Reporting Person